UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2014

EVENTURE INTERACTIVE, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-172685	27-4387595
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3420 Bristol Street, 6th Floor

Costa Mesa, CA 92626

855.986.5669

(Address and telephone number of principal executive offices)

(Former name, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry into a Material Definitive Agreement

On August 12, 2014 we entered into a two year consulting agreement with Vinay Jatwani (the “Consulting Agreement”) whereby Mr. Jatwani will have responsibility for identifying, evaluating, developing, and implementing acquisition, partnership and alliance opportunities that support our strategic growth initiatives. The Consulting Agreement is subject to extension upon mutual agreement of the parties and may be terminated by us upon 30 days prior written notice. Pursuant to the Consulting Agreement we are paying Mr. Jatwani cash compensation at the rate of $50,000 per annum payable in equal bi-monthly (twice a month) installments. We also issued 175,000 non-statutory stock options to Mr. Jatwani with a ten-year term which have an exercise price of $1.00 per share. The options vested upon issuance. In connection with the Consulting Agreement, Mr. Jatwani assigned to us all of the assets he owned related to his electronic gift card platform business operations being conducted through the name Gift Ya Now including, but not limited to, software base code, original design/creative elements, domain name and all strategic business relationships. We expect to incorporate these assets into a separate business line which is intended to utilize the Gift Ya Now name.

Item 9.01         Financial Statements and Exhibits.

(d)          Exhibits.

The following exhibits are filed with this Report.

Exhibit Number	Description

10.1	Consulting Agreement made as of August 12, 2014 between the Registrant and Vinay Jatwani

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVENTURE INTERACTIVE, INC.

Date: August 18, 2014	By:	/s/ Gannon Giguiere
	Name:	Gannon Giguiere
	Title:	CEO and Secretary